Exhibit 99.1

NEWS RELEASE

C&J Energy Services Announces Third Quarter 2017 Results

•	Generated revenue of $442.7 million, increasing 13.5% sequentially

•	Adjusted EBITDA(1) increased 75.0% sequentially to $43.9 million based on net income of $10.5 million

•	Completion Services segment revenue increased 17.3% sequentially, generating incremental margin of approximately 42.0%, driven by sequential revenue improvement across core service lines

•	Agreed to purchase O-Tex for $132.5 million in cash, subject to customary adjustments, and 4.42 million shares of common stock, elevating C&J to the fourth largest cementing services provider in the continental U.S. land market

•	Divested Canadian rig services business for approximately CDN $37.5 million in cash, reflecting C&J’s focus on growing its core businesses in the continental U.S.

HOUSTON, TEXAS, November 9, 2017 – C&J Energy Services, Inc. (“C&J” or the “Company”) (NYSE: CJ) today announced its financial and operating results for the third quarter ended September 30, 2017.

Third Quarter 2017 Financial Highlights

We grew revenue 13.5% to $442.7 million for the third quarter of 2017, from $390.1 million in the second quarter of 2017, primarily driven by continued improvement in our Completion Services segment. Third quarter 2017 revenue increased 90.4% from $232.5 million in the third quarter of 2016. During the third quarter, we experienced strong activity levels that resulted in higher utilization and pricing in our Completion Services segment, most notably in our wireline and pumping, coiled tubing and cementing services businesses.

For the third quarter of 2017, we reported net income of $10.5 million, or $0.17 per diluted share. This compared to a net loss of $(12.7) million, or $(0.20) per diluted share, for the second quarter of 2017, and a net loss of $(106.4) million, or $(0.90) per diluted share, for the third quarter of 2016. Net loss in the second quarter of 2017 included $7.9 million after-tax, or $0.13 per diluted share, of restructuring expenses associated with the Chapter 11 proceeding that we successfully completed on January 6, 2017, and $4.1 million after-tax, or $0.07 per diluted share, of costs associated with previously divested businesses and the winding down of our international coiled tubing business in the Middle East. Net loss in the third quarter of 2016 included $34.1 million after-tax, or $0.29 per diluted share, of restructuring expenses associated with the Chapter 11 proceeding, $6.9 million after-tax, or $0.06 per diluted share, of debt restructuring costs associated with our previous capital structure and $6.1 million, or $0.05 per diluted share, of severance, facility closure and other costs.

During the third quarter of 2017, Adjusted EBITDA totaled $43.9 million compared to Adjusted EBITDA of $25.1 million in the second quarter of 2017 and Adjusted EBITDA of $(17.9) million in the third quarter of 2016. In the third quarter, we estimate that customer delays and logistical constraints associated with Hurricane Harvey negatively impacted our Adjusted EBITDA by more than $3.0 million.

C&J’s President and Chief Executive Officer, Don Gawick, commented, “I am proud of how well our team executed to deliver another quarter of improved results. Our strong performance was driven primarily by capitalizing on increasing demand for our best-in-class completion services, and we also benefited from customer-driven efficiencies. Importantly, through creative planning and great teamwork, we mitigated the impact of Hurricane Harvey and were quickly back to servicing our customers. Our strategy of aligning with high-efficiency operators planning for substantial volumes of work is working, and we will continue to prioritize deploying equipment with efficient, dedicated customers. Based on current activity levels and visibility across our core service lines, our outlook remains positive, although we anticipate experiencing some of the typical year-end seasonal slowdown. We are committed to creating value and generating compelling returns for our shareholders, as we focus on maximizing equipment utilization, operating efficiently, managing costs and growing our operating capacity with sustainable economics in line with current customer demand and market conditions.

“As previously announced, we have agreed to acquire O-Tex, one of the largest independent, privately-owned cementing service companies in the United States. This acquisition advances several of our key strategic goals, reflecting our disciplined M&A strategy focused on transactions that meaningfully enhance the size and scope of our core service offerings and are accretive to earnings. Acquiring O-Tex will immediately make our cementing business one of the largest and most competitive in the U.S. land market and further strengthen our position as a top-tier oilfield services provider with a best-in-class well construction platform. We expect to close this transaction before the end of the year. We are excited about the opportunities that lie ahead and we look forward to fully integrating O-Tex into the C&J family.

“Finally, we recently sold our rig services business in Western Canada for approximately CDN $37.5 million in cash, resulting in our core operations becoming almost exclusively focused in the continental U.S. This transaction allows us to sharpen our focus on the growth of our core businesses and is another strategic step towards our goal of becoming the best provider of well construction, well completion and well support services in the continental U.S.”

Business Segment Results

Completion Services

In our Completion Services segment, which includes fracturing, cased-hole wireline and pumping, well construction and intervention and completion support services, our third quarter 2017 revenue increased 17.3% to $344.9 million from $294.1 million in the second quarter of 2017. Third quarter 2017 revenue increased 146.0% from revenue of $140.2 million generated in the third quarter of 2016. For the third quarter of 2017, we reported Adjusted EBITDA of $69.0 million on net income of $44.6 million in our Completion Services segment. This compared to Adjusted EBITDA of $47.8 million on net income of $26.4 million for the second quarter of 2017, and Adjusted EBITDA of $(6.1) million on a net loss of $(42.6) million for the third quarter of 2016.

During the third quarter of 2017, we continued to experience strong demand for all of our completion services, which resulted in improved utilization and pricing across our asset base. In our fracturing business, we deployed a horizontal frac fleet, consisting of new-build pumps and refurbished ancillary equipment, to a dedicated customer in West Texas in mid-August and a refurbished vertical frac fleet into South Texas in late September, all of which resulted in approximately 575,000 horsepower deployed at quarter end consisting of thirteen horizontal and four vertical frac fleets. Strategically deploying horizontal frac fleets with dedicated customers has allowed us to capture customer-driven efficiencies that improved our utilization and margin. We continued to experience strong demand and higher pricing for both our wireline and pumping services, which resulted in high activity levels across our deployed asset base and meaningful improvement in profitability. We have pursued a strategic approach of aligning with efficient, dedicated customers and pairing our wireline services with the majority of our recently deployed frac fleets, which resulted in our Texas districts outperforming and contributing almost 60% of the wireline revenue improvement in the quarter. In our Well Construction and Intervention Services business, we were awarded more rigs in the Northeast from new customers for our cementing services, which resulted in higher overall utilization and improved financial performance, and we continued to experience strong demand for our large diameter coiled tubing units, which contributed almost 80% of the product line’s revenue in the quarter. Additionally, the closure of underperforming districts in the prior quarter and elevated pricing in core operating basins enhanced our financial performance in the third quarter.

Well Support Services

In our Well Support Services segment, which includes rig services, fluids management services, and special services, including artificial lift applications and other specialty well site services, third quarter 2017 revenue increased 1.8% to $97.7 million from $96.0 million in the second quarter of 2017. Third quarter 2017 revenue increased 8.2% from revenue of $90.3 million generated in the third quarter of 2016. For the third quarter of 2017, we reported Adjusted EBITDA of $0.8 million on a net loss of $(7.9) million in our Well Support Services segment. This compared to Adjusted EBITDA of $1.9 million on a net loss of $(7.8) million for the second quarter of 2017, and Adjusted EBITDA of $6.8 million on a net loss of $(9.9) million for third quarter of 2016.

During the third quarter of 2017, Well Support Services revenue increased sequentially due to improvement in both our rig services and special services product lines, but segment profitability decreased primarily due to an increase in bad debt expense and other adjustments, both stemming from our artificial lift business. In our rig services business, our average active working rig count experienced its largest increase in over a year, increasing approximately 4% to 155 average rigs, as we added workover rigs into West Texas and California, as well as Canada with the spring breakup. Additionally, increased plug and abandonment activity in California within our special services product line resulted in a modest increase in revenue for that region. We will continue with our strategy of deploying equipment with customers that plan to increase workover or well maintenance activities in our core operating basins. In our fluids management business, utilization and pricing remained challenged due to competitive conditions in the majority of our core operating areas and continued infrastructure build-out. We did experience areas of improvement in West Texas and the Mid-Continent, but our ability to capitalize on those opportunities was limited due to growing labor shortages in those core regions. In addition to the divestiture of our Canadian rig services business, we fully divested all of our fluids management activities in the Northeast, and we will continue to evaluate alternatives to further right-size our Well Support Services segment in order to help improve profitability over the coming quarters.

Other Financial Information

Our selling, general and administrative expense for the third quarter of 2017 was $59.6 million, compared to $61.2 million for the second quarter of 2017 and $48.8 million for the third quarter of 2016. The sequential decline was primarily driven by decreased restructuring cost that was partially offset by higher compensation expense as a result of improved operational performance throughout the third quarter, which allowed us to reinstate certain compensation and benefit programs that we had not maintained through the commodity price downturn and was necessary to remain competitive.

We incurred $1.7 million in research and development expense (“R&D”) for the third quarter of 2017, compared to $2.1 million for the second quarter of 2017 and $1.8 million for the third quarter of 2016. Third quarter R&D spending was lower than expected due to delays caused by Hurricane Harvey and lower than planned spending on our artificial lift services business. Fourth quarter spending is expected to modestly increase. As we have previously stated, we are currently limiting our R&D investments to those key technologies that provide our businesses with a competitive advantage by enhancing our operational capabilities and execution and reducing our overall cost structure.

Depreciation and amortization expense (“D&A”) in the third quarter of 2017 was $36.3 million, compared to $32.8 million for the second quarter of 2017 and $51.3 million in the third quarter of 2016. The higher sequential D&A expense reflected increased capital expenditures associated with equipment placed into service during the quarter.

Liquidity

As of September 30, 2017, we had a cash balance of $213.1 million and no borrowings drawn on our credit facility, which had borrowing capacity of $178.4 million resulting in total liquidity of $391.5 million. Current liquidity, after giving effect to our recently announced acquisition of O-Tex and the divestiture of our Canadian rig services business, was $293.7 million as of November 6, 2017, including a current cash balance of approximately $115.3 million.

Capital expenditures totaled $78.9 million during the third quarter of 2017, compared to $61.0 million in the second quarter of 2017, and $8.2 million in the third quarter of 2016. The sequential increase in capital expenditures primarily pertained to the refurbishment of stacked equipment and the construction of new-build frac pumps with refurbished ancillary equipment that we deployed during the quarter. Additionally, we are in the process of refurbishing additional equipment for several of our service lines targeting deployment in the coming quarters in order to continue to meet growing customer demand.

Acquisition of O-Tex

On October 25, 2017, we entered into a definitive agreement to acquire O-Tex Holdings, Inc., including O-Tex Pumping, L.L.C. and other operating subsidiaries, (“O-Tex”). Under the terms of the agreement, we will acquire all of the outstanding equity interests of O-Tex in a cash and stock transaction, with consideration comprised of $132.5 million in cash, subject to certain customary purchase price adjustments, and 4.42 million shares of our common stock. The acquisition is expected to be completed by the end of 2017, subject to standard regulatory approvals, including termination or expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and satisfaction of customary closing conditions.

This strategic transaction will significantly expand our cementing business with enhanced capabilities and strengthen our position as a leading oilfield services provider with a best-in-class well construction, intervention and completions platform. O-Tex is the fourth largest provider of oilfield cementing services in the U.S. based on internal data and industry sources, specializing in both primary and secondary downhole specialty cementing services in most major U.S. shale plays. With eight field offices, eight lab facilities and one of the youngest fleets in the industry, O-Tex maintains a diversified customer base consisting mostly of large independent exploration and production operators, which will both complement and expand our existing customer base. We believe that O-Tex will be accretive to both earnings per share and cash flow per share in 2018.

Divestiture of Canadian Well Services Business

On October 30, 2017, we entered into a definitive agreement to divest of our Canadian rig services business to CWC Energy Services Corp. (“CWC”) for CDN $37.5 million in cash. The transaction includes our Canadian fleet of 75 workover rigs, 13 swabbing rigs and the real estate associated with six operating facilities throughout Western Canada. The transaction closed on November 5, 2017.

Conference Call Information

We will host a conference call on Thursday, November 9, 2017 at 10:00 a.m. ET / 9:00 a.m. CT to discuss our third quarter 2017 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at www.cjenergy.com or by calling U.S. (Toll Free): 1-855-560-2574 or International: 1-412-542-4160 and asking for the “C&J Energy Services’ Earnings Call.” Please dial-in ten to fifteen minutes before the scheduled call time to avoid any delays entering the earnings call. An archive of the webcast will be available shortly after the call on our website at www.cjenergy.com for twelve months following the call. A replay of the call will also be available for one week by calling U.S. (Toll Free): 1-877-344-7529 or International: 1-412-317-0088, using the access code: 10112991.

About C&J Energy Services

C&J Energy Services is a leading provider of well construction, well completion, well support and other complementary oilfield services to oil and gas exploration and production companies. We offer a comprehensive, vertically-integrated suite of services throughout the life cycle of the well, including fracturing, cased-hole wireline and pumping, cementing, coiled tubing, directional drilling, rig services, fluids management, artificial lift and other well support services. We are headquartered in Houston, Texas and operate in all active onshore basins of the continental United States. For additional information about C&J, please visit www.cjenergy.com.

C&J Energy Services Investor Contact

Daniel E. Jenkins

Vice President – Investor Relations

investors@cjenergy.com

1-713-260-9986

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “once” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions that convey the uncertainty of future events or outcomes, and the negative thereof, are intended to identify forward-looking statements. Forward-looking statements contained in this news release, which are not generally historical in nature, include those that express a belief, expectation or intention regarding our future activities, plans and goals and our current expectations with respect to, among other things: our ability to complete the O-Tex acquisition and successfully integrate its business with our own; our operating cash flows, the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: the risk that conditions to closing of the O-Tex acquisition may not be satisfied or that closing does not otherwise occur; the ultimate timing, outcome and results of integrating the acquired assets into our business and our ability to realize the anticipated benefits; a decline in demand for our services, including due to declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; pressure on pricing for our core services, including due to competition and industry and/or economic conditions, which may impact, among other things, our ability to implement price increases or maintain pricing on our core services; the loss of, or interruption or delay in operations by, one or more significant customers; the failure to pay amounts when due, or at all, by one or more significant customers; changes in customer requirements in markets or industries we serve; costs, delays, regulatory compliance requirements and other difficulties in executing our long-term growth strategy, including those related to; the effects of future acquisitions on our business, including our ability to successfully integrate our operations and the costs incurred in doing so; business growth outpacing the capabilities of our infrastructure; adverse weather conditions in oil or gas producing regions; the effect of environmental and other governmental regulations on our operations, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for our hydraulic fracturing services; the incurrence of significant costs and liabilities resulting from litigation; the incurrence of significant costs and liabilities resulting from our failure to comply, or our compliance with, new or existing environmental regulations or an accidental release of hazardous substances into the environment; the loss of, or inability to attract, key management personnel; a shortage of qualified workers; the loss of, or interruption or delay in operations by, one or more of our key suppliers; operating hazards inherent in our industry, including the significant possibility of accidents resulting in personal injury or death, property damage or environmental damage; accidental damage to or malfunction of equipment; uncertainty regarding our ability to improve our operating structure, financial results and profitability and to maintain relationships with suppliers, customers, employees and other third parties following emergence from bankruptcy and other risks and uncertainties related to our emergence from bankruptcy; our ability to maintain sufficient liquidity and/or obtain adequate financing to allow us to execute our business plan; and our ability to comply with covenants under our new credit facility.

C&J cautions that the foregoing list of factors is not exclusive. For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

(1)	Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization, other income (expense), net, net gain or loss on disposal of assets, acquisition-related costs and other non-routine items. Management believes that Adjusted EBITDA is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results. For a reconciliation of net income (loss) to Adjusted EBITDA, please see the tables at the end of this press release.

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	Successor		Predecessor	Successor	Predecessor
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Revenue	$442,652	$390,143	$232,537	$1,146,989	$727,320

Costs and expenses:
Direct costs	339,980	310,473	216,841	912,197	708,377
Selling, general and administrative expenses	59,639	61,165	48,825	182,896	182,205
Research and development	1,674	2,052	1,797	4,944	5,959
Depreciation and amortization	36,271	32,833	51,321	100,709	164,557
Impairment expense	—	—	—	—	430,406
(Gain) loss on disposal of assets	(1,324)	(3,136)	(694)	(10,517)	4,220

Operating income (loss)	6,412	(13,244)	(85,553)	(43,240)	(768,404)

Other income (expense):
Interest expense, net	(171)	(414)	(8,158)	(1,276)	(155,559)
Other income (expense), net	1,116	(1,456)	7,075	1,221	12,397

Total other income (expense)	945	(1,870)	(1,083)	(55)	(143,162)

Income (loss) before reorganization items and income taxes	7,357	(15,114)	(86,636)	(43,295)	(911,566)

Reorganization items	—	—	40,877	—	40,877
Income tax benefit	(3,127)	(2,393)	(21,123)	(8,756)	(126,522)

Net income (loss)	$10,484	$(12,721)	$(106,390)	$(34,539)	$(825,921)

Net income (loss) per common share:
Basic	$0.17	$(0.20)	$(0.90)	$(0.57)	$(6.99)

Diluted	$0.17	$(0.20)	$(0.90)	$(0.57)	$(6.99)

Weighted average common shares outstanding:
Basic	62,697	62,232	118,626	60,188	118,196

Diluted	62,704	62,232	118,626	60,188	118,196

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	Successor	Predecessor
	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$213,124	$64,583
Accounts receivable, net of allowance of $3,491 at September 30, 2017 and $2,951 at December 31, 2016	342,023	137,084
Inventories, net	70,727	54,471
Prepaid and other current assets	33,519	37,611
Deferred tax assets	—	6,020

Total current assets	659,393	299,769
Property, plant and equipment, net of accumulated depreciation of $97,332 at September 30, 2017 and $683,189 at December 31, 2016	633,041	950,811
Other assets:
Intangible assets, net	53,675	76,057
Deferred financing costs	3,557	—
Other noncurrent assets	33,338	35,045

Total assets	$1,383,004	$1,361,682

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$128,026	$74,382
Payroll and related costs	43,600	17,991
Accrued expenses	58,221	60,363
DIP Facility	—	25,000
Other current liabilities	853	2,980

Total current liabilities	230,700	180,716
Deferred tax liabilities	4,799	15,613
Other long-term liabilities	23,151	18,577

Total liabilities not subject to compromise	258,650	214,906
Liabilities subject to compromise	—	1,445,346
Commitments and contingencies
Stockholders’ equity:
Predecessor common shares, par value of $0.01, 750,000,000 shares authorized, 119,529,942 issued and outstanding at December 31, 2016	—	1,195
Predecessor additional paid-in capital	—	1,009,426
Predecessor accumulated other comprehensive loss	—	(2,600)
Successor common stock, par value of $0.01, 1,000,000,000 shares authorized, 63,255,162 issued and outstanding at September 30, 2017	633	—
Successor additional paid-in capital	1,159,418	—
Successor accumulated other comprehensive loss	(1,158)	—
Retained deficit	(34,539)	(1,306,591)

Total stockholders’ equity (deficit)	1,124,354	(298,570)

Total liabilities and stockholders’ equity (deficit)	$1,383,004	$1,361,682

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Successor	Predecessor
	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
Cash flows from operating activities:
Net loss	$(34,539)	$(825,921)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	100,709	164,557
Impairment expense	—	430,406
Inventory write-down	—	13,399
Deferred income taxes	—	(126,522)
Provision for doubtful accounts	3,648	1,021
(Gain) loss on disposal of assets	(10,517)	4,220
Share-based compensation expense	22,109	15,523
Amortization of deferred financing costs	430	49,318
Accretion of original issue discount	—	52,913
Reorganization items, net	—	37,582
Changes in operating assets and liabilities:
Accounts receivable	(207,907)	125,911
Inventory	(20,441)	7,624
Prepaid and other current assets	11,222	19,640
Accounts payable	45,018	(91,481)
Payroll and related costs and accrued expenses	24,629	43,780
Other	4,805	(4,714)

Net cash used in operating activities	(60,834)	(82,744)
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(151,445)	(44,606)
Proceeds from disposal of property, plant and equipment and non-core service lines	36,741	30,775
Other payments related to non-core service lines	—	(1,827)

Net cash used in investing activities	(114,704)	(15,658)
Cash flows from financing activities:
Proceeds from revolving debt	—	174,000
Payments on revolving debt and term loans	—	(13,250)
Proceeds from DIP Facility	—	24,500
Payments of capital lease obligations	—	(2,171)
Financing costs	(1,739)	(1,009)
Proceeds from issuance of common stock, net of offering costs	215,920	—
Employee tax withholding on restricted stock vesting	(3,842)	(409)
Excess tax expense from share-based compensation	—	(5,592)

Net cash provided by financing activities	210,339	176,069
Effect of exchange rate changes on cash	(2,919)	(2,156)

Net increase in cash and cash equivalents	31,882	75,511
Cash and cash equivalents, beginning of period	181,242	25,900

Cash and cash equivalents, end of period	$213,124	$101,411

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended			Nine Month Ended
	Successor		Predecessor	Successor	Predecessor
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income (loss)	$10,484	$(12,721)	$(106,390)	$(34,539)	$(825,921)
Interest expense, net	171	414	8,158	1,276	155,559
Income tax benefit	(3,127)	(2,393)	(21,123)	(8,756)	(126,522)
Depreciation and amortization	36,271	32,833	51,321	100,709	164,557
Other (income) expense, net	(1,116)	1,456	(7,075)	(1,221)	(12,397)
(Gain) loss on disposal of assets	(1,324)	(3,136)	(694)	(10,517)	4,220
Impairment expense	—	—	—	—	430,406
Acquisition-related costs	879	—	1,481	1,184	8,549
Severance, facility closures and other	—	804	6,925	513	32,498
Restructuring costs	1,661	7,853	8,260	9,285	23,711
Inventory write-down	—	—	352	—	13,399
Reorganization costs	—	—	40,877	—	40,877
Share-based compensation expense acceleration	—	—	—	15,658	7,792

Adjusted EBITDA	$43,899	$25,110	$(17,908)	$73,592	$(83,272)

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended September 30, 2017 (Successor)
	Completion Services	Well Support Services	Corporate / Elimination	Total
Net income (loss)	$44,587	$(7,937)	$(26,166)	$10,484
Interest expense, net	189	(100)	82	171
Income tax benefit	—	—	(3,127)	(3,127)
Depreciation and amortization	22,912	12,332	1,027	36,271
Other (income) expense, net	980	(1,979)	(117)	(1,116)
Gain (loss) on disposal of assets	218	(1,541)	(1)	(1,324)
Acquisition-related costs	—	—	879	879
Restructuring costs	133	10	1,518	1,661

Adjusted EBITDA	$69,019	$785	$(25,905)	$43,899

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended June 30, 2017 (Successor)
	Completion Services	Well Support Services	Corporate / Elimination	Total
Net income (loss)	$26,411	$(7,833)	$(31,299)	$(12,721)
Interest expense, net	290	66	58	414
Income tax benefit	—	—	(2,393)	(2,393)
Depreciation and amortization	19,479	12,327	1,027	32,833
Other (income) expense, net	2,185	(134)	(595)	1,456
(Gain) loss on disposal of assets	(503)	(2,508)	(125)	(3,136)
Severance, facility closures and other	—	—	804	804
Restructuring costs	(81)	9	7,925	7,853

Adjusted EBITDA	$47,781	$1,927	$(24,598)	$25,110

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended September 30, 2016 (Predecessor)
	Completion Services	Well Support Services	Other Services	Corporate / Elimination	Total
Net loss	$(42,555)	$(9,904)	$(4,452)	$(49,479)	$(106,390)
Interest expense, net	232	(7)	—	7,933	8,158
Income tax benefit	—	—	—	(21,123)	(21,123)
Depreciation and amortization	32,023	18,074	454	770	51,321
Other (income) expense, net	(372)	(1,735)	217	(5,185)	(7,075)
(Gain) loss on disposal of assets	(608)	(32)	(59)	5	(694)
Acquisition-related costs	—	—	—	1,481	1,481
Severance, facility closures and other	4,973	426	1,556	(30)	6,925
Restructuring costs	—	—	—	8,260	8,260
Inventory write-down	222	—	130	—	352
Reorganization costs	—	—	—	40,877	40,877

Adjusted EBITDA	$(6,085)	$6,822	$(2,154)	$(16,491)	$(17,908)